Exhibit 99.1

Evergreen Energy Inc. Announces Resignations of
Ilyas Khan and Peter Moss

Richard Perl and Tom Stoner to Serve as Co-Chairman

DENVER, November 14, 2011: Evergreen Energy Inc. (NYSE Arca: EEE), a Denver-based clean energy technology solutions company, today announced that effective November 13, 2011, Ilyas Khan has resigned from his positions as director, Executive Chairman and Interim Chief Executive Officer and Peter B. Moss resigned as a director of the Company.   The resignations are not the result of any disagreements regarding the Company’s operations, policies or practices.

The Board has appointed Richard Perl and Thomas H. Stoner, Jr to serve as Co-Chairmen of the Board of Directors.

Mr. Khan is a substantial shareholder of Stanhill Capital Partners (“Stanhill”) and Mr. Moss has acted as an advisor to Stanhill.  The Special Committee of the Company’s Board of Directors and its advisors are currently evaluating Stanhill’s unsolicited offer and are also exploring other strategic alternatives which may be available to the Company.

“Ilyas Khan’s contributions to Evergreen have been enormous.  Under his leadership, Evergreen verified the superior capacities of the K-Fuel process and implemented a strategy, including Southern Coal Holdings, to commence commercialization of the technology.  While the Board will miss Mr. Khan’s and Mr. Moss’s leadership and valuable contributions, their resignations will allow them to focus on current negotiations associated with the pending Stanhill offer.  Evergreen is in strong hands with the remaining executive team, including the recent addition of Judy Tanselle as President,” commented Richard Perl, Co-Chair of the Company’s Board of Directors.

Evergreen Energy Inc.

Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel®.  K-Fuel® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to complete a transaction with Stanhill for the sale of our K-Fuel® process and technology business may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, the inability to raise sufficient additional capital in a timely manner to complete a transaction with Stanhill. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Energy Inc. Contact:
Jimmac Lofton, Investor Relations, 1-720-945-0511
jlofton@evgenergy.com

Public Relations Contact:
Daniel Yunger, Kekst and Company, 1-212-521-4879
daniel-yunger@kekst.com